EXHIBIT 99.1

Centennial Communications
Selected Historical Financial Results
FY2004 to F1Q07
(in $000's)

	FY2004	FY2005	FY2006	Quarter Ended	Quarter Ended	Quarter Ended	Quarter Ended
				11/30/2005 (F2Q06)	2/28/2006 (F3Q06)	5/31/2006 (F4Q06)	8/31/2006 (F1Q07)
Revenue
U.S. Wireless	$370,200	$399,030	$444,359	$110,957	$109,853	$115,723	$120,421
Puerto Rico Wireless	$278,255	$306,366	$314,119	$78,995	$76,295	$77,701	$77,540
Puerto Rico Broadband	$90,599	$110,910	$116,955	$28,622	$29,106	$30,481	$30,311
Inter Company	($8,992)	($9,870)	($10,352)	($2,545)	($2,555)	($2,671)	($2,871)
Consolidated Revenue	$730,062	$806,436	$865,081	$216,029	$212,699	$221,234	$225,401

Adjusted Operating Income (AOI)(1)
U.S. Wireless	$149,488	$167,713	$160,634	$40,188	$35,425	$44,368	$43,691
Puerto Rico Wireless	$115,335	$128,710	$127,031	$32,042	$31,954	$28,959	$31,613
Puerto Rico Broadband	$44,259	$58,306	$63,313	$15,510	$15,589	$16,957	$16,849

Capital Expenditures
U.S. Wireless	$46,882	$74,720	$58,375	$16,073	$7,575	$25,176	$5,403
Puerto Rico Wireless	$46,470	$64,057	$48,711	$16,238	$11,439	$12,096	$7,229
Puerto Rico Broadband	$17,290	$23,123	$27,334	$3,789	$4,935	$11,817	$3,743
Consolidated Capital Expenditures	$110,642	$161,900	$134,420	$36,100	$23,949	$49,089	$16,375

(1) Adjusted operating income is defined as net (loss) income before income (loss) from discontinued operations, income from equity investments, minority interest in income of subsidiaries, income tax benefit (expense), other income (expense), interest expense, net, loss (gain) on disposition of assets, strategic alternatives/recapitalization costs, stock-based compensation expense and depreciation and amortization. Please refer to Centennial's Investor Relations website at www.ir.centennialwireless.com for a discussion of this and other non-GAAP financial measures.

EXHIBIT 99.1

Centennial Communications
Puerto Rico Wireless - Selected Historical Operating Statistics
FY2004 to F1Q07
(in $000's, except per subscriber data)

	FY2004	FY2005	FY2006	Quarter Ended	Quarter Ended	Quarter Ended	Quarter Ended
				11/30/2005 (F2Q06)	2/28/2006 (F3Q06)	5/31/2006 (F4Q06)	8/31/2006 (F1Q07)
Puerto Rico Wireless
Postpaid Subscribers	320,100	368,400	378,400	373,200	374,500	378,400	380,800
Prepaid Subscribers	9,000	3,700	5,100	4,900	4,900	5,100	5,800
Total Subscribers	329,100	372,100	383,500	378,100	379,400	383,500	386,600
Gross Adds	140,500	144,800	140,900	35,600	36,400	32,900	33,800
Net Adds	38,900	43,000	11,400	2,200	1,300	4,100	3,100
ARPU - Total	$74	$73	$69	$70	$67	$68	$67
ARPU - Data	N/A	N/A	$2.54	$1.94	$3.08	$3.32	$3.51
Penetration	8.2%	9.3%	9.6%	9.4%	9.5%	9.6%	9.7%
Postpaid Churn	2.4%	2.3%	2.8%	3.0%	3.0%	2.4%	2.5%
Prepaid Churn	9.9%	11.6%	7.3%	0.5%	11.7%	16.5%	12.9%
Total Churn	2.7%	2.4%	2.9%	3.0%	3.1%	2.5%	2.7%
MOU per Sub - Total	1,203	1,369	1,463	1,475	1,459	1,482	1,519

EXHIBIT 99.1

Centennial Communications
Puerto Rico Broadband - Selected Historical Operating Statistics
FY2004 to F1Q07

	FY2004	FY2005	FY2006	Quarter Ended	Quarter Ended	Quarter Ended	Quarter Ended
				11/30/2005 (F2Q06)	2/28/2006 (F3Q06)	5/31/2006 (F4Q06)	8/31/2006 (F1Q07)
Puerto Rico Broadband
Fiber Route Miles	1,085	1,156	1,246	1,193	1,217	1,246	1,251
Switched Access Lines	48,500	60,900	69,800	65,600	67,500	69,800	71,800
Dedicated Access Lines(1)	212,500	235,500	265,800	258,500	259,600	265,800	297,200
On-Net Buildings	1,154	1,429	1,727	1,569	1,646	1,727	1,786

(1) As of February 2006, excludes 82,700 dedicated access line equivalents related to short term contracts